EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Six Months Ended
	Year Ended December 31,										June 30,
	2011		2012		2013		2014		2015		2015		2016

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$348,519		$296,805		$159,871		$223,373		$162,066		$119,098		$71,060
Add:
Gain on Sale of Real Estate (1)	3,281		261		1,847		10,512		1,059		—		—
Fixed Charges	286,241		326,261		335,637		345,781		344,606		171,167		190,130
	$638,041		$623,327		$497,355		$579,666		$507,731		$290,265		$261,190

Fixed Charges:
Interest Expense, Net	$205,256		$242,599		$254,174		$260,717		$263,871		$130,985		$141,928
Interest Portion of Rent Expense	80,985		83,662		81,463		85,064		80,735		40,182		48,202
	$286,241		$326,261		$335,637		$345,781		$344,606		$171,167		$190,130

Ratio of Earnings to Fixed Charges	2.2	x	1.9	x	1.5	x	1.7	x	1.5	x	1.7	x	1.4	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 and for the six months ended June 30, 2015 and 2016 was $920, $55, $430, $2,205, $209, $0 and $0, respectively.